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                                                                    EXHIBIT 12.1


                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

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                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                  ---------------------------------------------------------------------
                                                    2004           2003           2002           2001           2000
                                                  ---------      ---------      ---------      ---------      ---------
Earnings:
 Pre-tax income from continuing operations ....   $  16,144      $  42,221      $  83,193      $  34,382      $  73,089
 Fixed charges ................................     102,512        100,320         99,589        112,054        121,321
 Less: Preferred stock dividends ..............                     (4,144)        (4,144)        (4,144)        (4,144)
  Net fixed charges ...........................     102,512         96,176         95,445        107,910        117,177
                                                  ---------      ---------      ---------      ---------      ---------
EARNINGS ......................................   $ 118,656      $ 138,397      $ 178,638      $ 142,292      $ 190,266
                                                  =========      =========      =========      =========      =========

FIXED CHARGES:
 Interest expense .............................   $  89,535      $  81,921      $  83,908      $ 100,514      $ 111,929
 Dividends on trust preferred securities (a)...                      4,144          4,144          4,144          4,144
 Loss on early extinguishment of debt .........          --          2,852          5,520             --             --
 Interest factor of rental expense ............      12,977         11,403          6,017          7,396          5,248
                                                  ---------      ---------      ---------      ---------      ---------
 TOTAL FIXED CHARGES ..........................   $ 102,512      $ 100,320      $  99,589      $ 112,054      $ 121,321
                                                  =========      =========      =========      =========      =========
RATIO OF EARNINGS TO FIXED CHARGES ............         1.2            1.4            1.8            1.3            1.6
                                                  =========      =========      =========      =========      =========

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(a)  As required by FIN 46, minority interest -- dividends on trust preferred securities has been classified as a component of interest expense on a gross basis for periods subsequent to December 31, 2003.